EXHIBIT 10.1

ASSIGNMENT AND ASSUMPTION OF DEBENTURES

This ASSIGNMENT AND ASSUMPTION OF DEBENTURES (this “Agreement”) is made and entered into as of August 21, 2026 (the “Effective Date”), by and among 622 Capital, LLC, a limited liability company (“622 Capital”), Cecilia Castro and Harding Castro, individuals, as tenants in common (together, the “Castro Holders” and, together with 622 Capital, each an “Assignor” and collectively the “Assignors”), Shakawe Capital LLC, a Wyoming limited liability company (“Assignee”), and, solely for purposes of Sections 4, 6 and 7 hereof, Sadot Group Inc., a Nevada corporation (the “Company”). Capitalized terms used but not defined herein have the meanings ascribed to them in the applicable Purchase Agreement (as defined below).

RECITALS

WHEREAS, the Company issued its 8% Unsecured OID Debentures Nos. SSD-001, SSD-002, SSD-003 and SSD-004, each with an Original Issue Date of February 9, 2026 and an original principal amount of $271,739.13, in the aggregate original principal amount of $1,086,956.52 (collectively, the “Debentures”), of which Nos. SSD-001 and SSD-002 remain outstanding in the aggregate principal amount of $543,478.26 (No. SSD-003 having been settled and extinguished on August 17, 2026 and No. SSD-004 having been settled and extinguished on August 19, 2026);

WHEREAS, the Company and each Assignor are parties to a separate Securities Purchase Agreement, each dated as of February 6, 2026 (as to each Assignor, its “Purchase Agreement”), pursuant to which the Company issued and sold to such Assignor the Debenture set forth opposite such Assignor’s name on Schedule I hereto (as to each Assignor, its “Assigned Debenture” and, collectively, the “Assigned Debentures”);

WHEREAS, the Maturity Date of each Assigned Debenture was extended to October 31, 2026 pursuant to that certain Written Approval and Consent of Holders, dated as of August 17, 2026, and no Event of Default is continuing thereunder;

WHEREAS, each Assignor desires to sell, assign and transfer to Assignee, and Assignee desires to purchase and assume from each Assignor, severally and not jointly, all of such Assignor’s right, title and interest in and to its Assigned Debenture, upon the terms and subject to the conditions set forth herein; and

WHEREAS, Section 3(b) of each Assigned Debenture and Section 5.7 of each Purchase Agreement permit an Assignor to assign its rights under its Purchase Agreement to any Person to whom such Assignor transfers its Assigned Debenture, provided that such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions of the Transaction Documents that apply to the Purchasers.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. Assignment and Assumption. Effective as of the Effective Date and, as to each Assignor, upon such Assignor’s receipt of its Purchase Price (as defined below), each Assignor, severally and not jointly and solely as to itself and its own Assigned Debenture, hereby irrevocably sells, assigns, transfers, conveys and delivers to Assignee all of such Assignor’s right, title and interest in and to (a) its Assigned Debenture, including all outstanding principal thereof and all other amounts due or to become due thereunder, and (b) all of such Assignor’s rights, benefits, remedies and claims under its Purchase Agreement and the other Transaction Documents, in each case solely to the extent relating to its Assigned Debenture (collectively, the “Assigned Rights”). Assignee hereby accepts the foregoing assignments, assumes all of each Assignor’s obligations under the Transaction Documents to the extent relating to such Assignor’s Assigned Debenture and arising from and after the Effective Date, and, in accordance with Section 5.7 of each Purchase Agreement, agrees in writing to be bound, with respect to each Assigned Debenture, by the provisions of the Transaction Documents that apply to the Purchasers. For the avoidance of doubt, the Assigned Rights do not include the 75,000 Incentive Shares previously issued to each Assignor pursuant to Section 4 of its Assigned Debenture (150,000 Incentive Shares in the aggregate), which shares are retained by the applicable Assignor.

2. Purchase Price. As consideration for the Assigned Rights, Assignee shall pay to each Assignor on the Effective Date, by wire transfer of immediately available funds to the account designated in writing by such Assignor, an amount equal to $271,739.13, being the outstanding principal (face) amount of such Assignor’s Assigned Debenture (as to each Assignor, its “Purchase Price”, and $543,478.26 in the aggregate). Each Purchase Price shall be paid in cash on the Effective Date. The obligations of Assignee under this Section 2 are several as to each Assignor and not joint; the assignment by an Assignor of its Assigned Rights shall be effective only upon such Assignor’s receipt of its own Purchase Price; and the failure of Assignee to pay the Purchase Price of any Assignor shall not affect the validity or effectiveness of the assignment by any other Assignor.

3. Representations and Warranties of Assignors. Each Assignor, severally and not jointly, and solely as to itself and its own Assigned Debenture, represents and warrants to Assignee and the Company as of the date hereof and as of the Effective Date as follows:

(a) Such Assignor is the sole legal and beneficial owner of its Assigned Debenture, free and clear of all Liens, and has not previously sold, assigned, transferred, pledged or otherwise disposed of its Assigned Debenture or any interest therein, in whole or in part.

(b) Such Assignor acquired its Assigned Debenture directly from the Company on February 9, 2026, paid the full purchase price therefor to the Company in cash on or about such date, and has continuously and beneficially owned and held its Assigned Debenture at all times since such date.

(c) Such Assignor is not, and at no time during the three (3) months immediately preceding the date hereof has been, an officer or director of the Company or an “affiliate” of the Company within the meaning of Rule 144(a)(1) under the Securities Act.

(d) The outstanding principal amount of its Assigned Debenture as of the date hereof is $271,739.13; such Assigned Debenture does not bear interest by its terms; and, to such Assignor’s knowledge, no amounts other than such principal amount are due thereunder.

(e) Such Assignor has full legal capacity, power and authority (and, in the case of 622 Capital, is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation) to execute, deliver and perform this Agreement, and this Agreement constitutes the valid and binding obligation of such Assignor, enforceable against such Assignor in accordance with its terms. In the case of the Castro Holders, each of Cecilia Castro and Harding Castro has executed this Agreement, and no further consent, approval or signature of any other Person is required to transfer the entire right, title and interest in and to Debenture No. SSD-001.

(f) Such Assignor is not selling its Assigned Debenture on behalf of the Company or any affiliate thereof, has no direct or indirect arrangement or understanding with the Company or any other Person regarding the distribution of its Assigned Debenture or the securities issuable in respect thereof, and did not acquire its Assigned Debenture with a view to distribution in violation of the Securities Act.

4. Acknowledgments and Consent of the Company. The Company hereby: (a) consents to the assignment of the Assigned Rights to Assignee and, promptly following the Effective Date and surrender of each original Assigned Debenture (or delivery of customary lost-instrument documentation), shall register the transfer of each Assigned Debenture on its books and records and issue to Assignee a replacement Debenture of like tenor in the name of Assignee in the principal amount of $271,739.13 in respect of each Assigned Debenture, without service charge, in accordance with Section 3 of the applicable Assigned Debenture; (b) confirms that, as of the date hereof, the outstanding principal amount of each Assigned Debenture is $271,739.13, the Original Issue Date of each Assigned Debenture is February 9, 2026, and the full purchase price for each Assigned Debenture was received by the Company; (c) confirms that the Maturity Date of each Assigned Debenture has been extended to October 31, 2026, that no Event of Default has occurred and is continuing under either Assigned Debenture, and that the Company has no claims, defenses, offsets, recoupments or counterclaims with respect to its obligations under either Assigned Debenture; and (d) acknowledges that, to the Company’s knowledge, neither Assignor is, or during the three (3) months preceding the date hereof has been, an affiliate of the Company.

5. Representations and Warranties of Assignee. Assignee represents and warrants to each Assignor and the Company that: (a) Assignee is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act; (b) Assignee is acquiring each Assigned Debenture as principal for Assignee’s own account and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act; (c) Assignee understands that the Assigned Debentures and the securities issuable in respect thereof are “restricted securities” that have not been registered under the Securities Act and may not be offered or sold except pursuant to an effective registration statement or an available exemption from registration; (d) Assignee is not, and is not acting on behalf of, an affiliate of the Company; (e) Assignee has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of the acquisition of the Assigned Debentures and is able to bear the economic risk thereof, including a complete loss; and (f) Assignee is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, has full power and authority to execute, deliver and perform this Agreement, and this Agreement constitutes the valid and binding obligation of Assignee, enforceable against Assignee in accordance with its terms.

6. Rule 144 Matters. The parties acknowledge that each Assigned Debenture was acquired by Assignee in a private transaction from a Person other than the issuer or an affiliate of the issuer, and that the parties intend that, for purposes of paragraph (d) of Rule 144 under the Securities Act, Assignee’s holding period with respect to each Assigned Debenture, and with respect to any securities issued in exchange therefor, shall include the period during which such Assigned Debenture was held by the applicable Assignor, commencing on the Original Issue Date of February 9, 2026. Nothing in this Agreement constitutes a representation or warranty as to the availability of Rule 144 for any particular sale by Assignee.

7. Miscellaneous. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to principles of conflicts of law. Each party irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, New York for the adjudication of any dispute hereunder. The parties shall execute and deliver such further instruments and take such further actions as may reasonably be required to carry out the intent of this Agreement. This Agreement, together with the Transaction Documents, constitutes the entire agreement of the parties with respect to the subject matter hereof. Each party shall bear its own fees and expenses in connection with this Agreement. The obligations, representations and warranties of the Assignors hereunder are several and not joint, and no Assignor shall be responsible for the obligations, representations, warranties or execution of any other Assignor. This Agreement may be executed in counterparts (including by “.pdf” or electronic signature), each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Assumption of Debentures as of the Effective Date.

ASSIGNOR:

622 CAPITAL, LLC

By: /s/ Gary Clyburn Jr.

Name: Gary Clyburn Jr.

Title: Manager

Address: 1334 Northampton Street, Easton, PA 18042

ASSIGNOR:

/s/ Cecilia Castro

Cecilia Castro

/s/ Harding Castro

Harding Castro

Cecilia Castro and Harding Castro, as tenants in common

Address: 31 Lakeside Drive, New Windsor, NY 12553

ASSIGNEE:

SHAKAWE CAPITAL LLC

By: /s/ Dmitriy Shapiro

Name: Dmitriy Shapiro

Title: Manager

Address: 144 Hillside Village, Rio Grande, PR 00745

Acknowledged and agreed, solely for purposes of Sections 4, 6 and 7:

SADOT GROUP INC.

By: /s/ Haggai Ravid

Name: Haggai Ravid

Title: Chief Executive Officer

Address: 295 E. Renfro Street, Suite 209, Burleson, TX 76028

SCHEDULE I

Assigned Debentures

Assignor	Debenture No.	Original Issue Date	Outstanding Principal	Purchase Price
622 Capital, LLC	SSD-002	February 9, 2026	$271,739.13	$271,739.13
Cecilia Castro and Harding Castro, as tenants in common	SSD-001	February 9, 2026	$271,739.13	$271,739.13
Total			$543,478.26	$543,478.26

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